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                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)

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                                                                          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                  --------------------------------

                                                                      2004                 2003
                                                                  -----------          -----------

FIXED CHARGES
   Interest expense, net                                          $     127.4          $     111.3
   Interest income                                                        0.4                  0.2
                                                                  -----------          -----------
     Interest expense, gross from continuing ops                        128.8                111.5
   Capitalized interest                                                  --                   --
  Interest expense from discontinued operations                          --                   --
                                                                  -----------          -----------
     Total interest expense, gross(*)                                    67.9                 72.3
                                                                  -----------          -----------

  Interest portion of rental expense                                     22.6                 24.1

   Pre-tax earnings required to cover preferred stock dividends
   and accretion                                                         49.4                 42.0
                                                                  -----------          -----------
   FIXED CHARGES - C&A                                            $     199.8          $     177.6
                                                                  ===========          ===========

   Pre-tax income from continuing operations                      $    (125.6)         $     (47.5)
   Minority interest in (income) loss of affiliates                      (2.1)                (4.1)
   (Income) loss from equity investees                                   --                   --
                                                                  -----------          -----------
     Total                                                             (127.7)               (51.6)
                                                                  -----------          -----------
ADD:
   Fixed charges                                                        199.8                177.6
   Distributed income of equity investees

SUBTRACT:
(A) Interest capitalized                                                 --                   --
                                                                  -----------          -----------
   TOTAL EARNINGS                                                        72.1                126.0
                                                                  ===========          ===========

   RATIO OF EARNINGS TO FIXED CHARGES

   Dollar value of deficiency                                          (127.7)               (51.6)

   (*) - Includes amortization of debt issuance costs
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